NAME OF REGISTRANT:
Franklin High Income Trust
File No. 811-01608

EXHIBIT ITEM No. 77Q(d): Copies of any material amendments to the registrant's charter or by-laws


Amendment Dated June 21, 2005
to the Amended By-Laws of
Franklin High Income Trust
(the "Trust")




WHEREAS, Article IX, Section 2 of the By-Laws provides that the By-Laws may be amended by the Board of Trustees; and WHEREAS, by resolution dated June 21, 2005, the Board of Trustees authorized the By-Laws to be amended as set forth below; NOW, THEREFORE,
Article III, Section 2 of the By-Laws of the Trust is hereby amended to read as follows:

Section 2. NUMBER OF TRUSTEES. The number of Trustees constituting the Board of Trustees shall, within the limits specified in the Agreement and Declaration of Trust of the Trust, be fixed from time to time by resolutions of the Board of Trustees.

Adopted and approved as of June 21, 2005 pursuant to authority delegated by the Board of Trustees.



/s/ Steven J. Gray
 [Signature]

  Steven J. Gray
 [Name]

  Assistant Secretary
 [Title]